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                                                                      EXHIBIT 11

                              RUDDICK CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    FISCAL YEAR ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,      OCTOBER 1,
                                                                  2001              2000
                                                              -------------      -----------
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
1. Net Income available to common shareholders..............   $  (727,498)      $51,002,439
                                                               ===========       ===========
2. Weighted Average Common Shares Outstanding -- Basic......    46,276,278        46,274,479
3. Basic net income per share (Item 1 divided by Item 2)....   $     (0.02)      $      1.10
                                                               ===========       ===========
DILUTED:
1. Net Income available to common shareholders..............   $  (727,498)      $51,002,439
                                                               ===========       ===========
2. Weighted Average Common Shares Outstanding -- Basic......    46,276,278        46,274,479
3. Weighted potential shares under stock options computed
   for the periods using the Treasury Stock Method..........            --(1)         75,215
                                                               -----------       -----------
4. Weighted Average Common Shares Outstanding -- Diluted
   Common Equivalent Shares Outstanding.....................    46,276,278        46,349,694
                                                               ===========       ===========
5. Net Income Per Share (Item 1 divided by Item 4)..........   $     (0.02)      $      1.10
                                                               ===========       ===========

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(1) The effect of 111,535 weighted potential shares under stock options computed for 2001 using the Treasury Stock Method is anti-dilutive and thus is disregarded in the determination of weighted average diluted common equivalent shares outstanding.